Exhibit 99.1
[BREEZE-EASTERN CORPORATION LETTERHEAD]
June 25, 2007
Mr. Nelson Obus
Wynnefield Partners Small Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, NY 10123
Mr. Philip W. Goldsmith
Goldsmith & Harris, Incorporated
80 Pine Street
New York, NY 10005
Mr. Jay R. Harris
Goldsmith & Harris, Incorporated
80 Pine Street
New York, NY 10005
Gentlemen:
     We have reviewed your response dated June 20, 2007 to our proposal dated June 15, 2007. We found your pejorative characterizations of our good faith proposal as distorting the facts and circumstances regarding our negotiations and evidencing a refusal to recognize the efforts which have taken place to arrive at a Board structure which serves the best interests of all shareholders. You apparently remain intractable in your opposition to serious consideration of any proposal that differs from the board structure you proposed last April, in which you control one-half of the seats, notwithstanding your group’s 34.5% stockholdings.
     You propose that your group have four of eight Board members, a structure apparently intended to produce deadlock on any issue that you do not support. Yet none of your filings has set out the possible harm to the Company that may result from such a structure. Furthermore, your filings neither recognize, nor propose any solution to, the potential negative consequences under the Company’s credit agreement that would result from the success of your proposal.
     Our proposal of June 15 protects the entire stockholder base from the significant problems ignored by your proposal. In good faith, we have indicated a willingness to accept three of your four nominees, and proposed to eliminate from continued service fully one-half of the current Board members. Your response was to insist on control of one-half of the Board seats, reiterating the position set out in your April 2007 13D filing, to castigate the current Board and management without providing any constructive analysis as to how the Company would be better run and to disparage one of the

Messrs. Obus, Goldsmith and Harris
June 25, 2007

Company’s shareholders, Tinicum Capital Partners II, L.P., that currently has the right to nominate a candidate for the Board following its purchase of 1,666,667 shares of the Company’s common stock in the February 2006 private placement.
     The Company’s proposal calls for Tinicum, which has beneficial ownership and voting control with respect to approximately 27% of the Company’s common stock, to have two members on an eight person Board. We do not understand your assertion that this element of our proposal would give effective control of the Company to Tinicum, which at best would then have representation commensurate with its shareholding. Most importantly, our proposal, unlike yours, would not set the stage for a polarized and potentially fractious Board which could become deadlocked on major decisions of consequence to the Company, thus hurting the Company and its prospects for continuing growth and the enhancement of shareholder value. Our proposal was presented with the expectation that no one faction would have veto power over Board decisions, and that Board meetings would continue to involve the robust and candid discussions that currently characterize the Company’s Board meetings.
     The current Board knows it has a business to run and, with a highly qualified management team, has done a very effective job in doing so. The completion of the recapitalization and refinancing that took place in early 2006 has revitalized the Company. We note that the price per share of the Company’s common stock closed at $14.49 on Friday, June 22, 2007, as contrasted to the price of the February 2006 private placement in which Wynnefield purchased from the Company 770,833 shares at $7.50 per share, an increase of approximately 93%.
     You have asserted that the negotiations over the Board nominees have been unduly protracted. If this is the case, it is only so because of your intransigence. We have proposed assorted formulations under which your stockholder group would receive Board representation in a proportion even greater than that of your holdings. Apparently, however, your position is that your demand for four board seats is not negotiable and you are only interested in dictating which of the members of our current Board to eliminate from service. We would note that the five members you propose to eliminate are all independent members of the Board, have no affiliation with Tinicum, and have served on the Board for periods ranging from 15 years to less than one year. Half of the current directors have served for four years or less.
     We find your assertions regarding the Board’s relationship with Tinicum to be unfounded, without merit and a mischaracterization of the facts, especially because Mr. William Shockley, Tinicum’s representative on our Board, has taken pains at the request of the Board to meet with you and representatives of your stockholder group to negotiate a resolution of your concerns.
     You speak of “board entrenchment” in reference to the April 2007 amendments to Tinicum’s Amended and Restated Confidentiality Agreement, dated as of February 17,

Messrs. Obus, Goldsmith and Harris
June 25, 2007

2006, and the Stock Purchase Agreement, dated as of February 15, 2006. These amendments are a tangible demonstration of this Board’s willingness to have its performance evaluated by the Company’s stockholders. Absent the amendments Tinicum, the Company’s single largest stockholder, was obligated to vote its shares in only two ways: for the Board’s nominees or pro-rata with opposing shareholders. The amendments allow Tinicum to vote all its shares as it determines. Tinicum could, for example, vote all its shares with your stockholders group, a result prohibited prior to the amendment. Providing Tinicum this freedom of choice with respect to the voting of its shares is not the act of an entrenched Board.
     We note that Tinicum has not been released from certain other provisions in the agreements, including those regarding the 30% maximum percentage of the outstanding shares it is permitted to hold. We further note that Tinicum was scrupulous in its observation of the provisions of its stock purchase agreement set out in section 6.4 regarding the preservation of NOLs of the Company, and sought an analysis from the Company of the current status of the section 382 limitation before buying the additional shares that it was permitted to purchase under the agreements.
     In so acting, Tinicum clearly recognized the importance of preserving the NOLs for the benefit of all the stockholders. While the same provision regarding the Company’s NOLs appears in section 6.4 of the stock purchase agreement with Wynnefield, Wynnefield did not similarly approach the Company about the section 382 limitation prior to its recent purchases of a substantial additional amount of the Company’s common stock. Notwithstanding Wynnefield’s lack of communication with the Company regarding this important concern, Wynnefield now complains about the Company’s written notice of limitation dated June 14, 2007, a notice plainly contemplated and authorized by the language protective of the Company’s NOLs that appears in both the Wynnefield and Tinicum agreements.
     In short, you complain vociferously because Tinicum and the Company each observed the terms of the publicly filed agreements to which they agreed in February 2006. You also complain of an amendment that is of potential benefit to you, which releases Tinicum from its obligation to the Company to vote its shares as outlined above and allows Tinicum to vote its shares with your group if you and Tinicum reach agreement on a slate. You have also complained that a current director of the Board, William Recker, expressed an interest in buying some of the shares of the Company held by Terrier Partners LP, an entity which previously had been, but is no longer, part of your stockholder group. As you know, the discussion between Mr. Recker and Terrier was in no way wrongful and resulted in Terrier declining to sell its shares to Mr. Recker.
     We continue to be proud of the record of this Board and management team; we would prefer, like you, to avoid a proxy contest; and we continue to believe that a negotiated settlement is preferable. Thus, we would like to follow through on our proposed meeting this Wednesday and discuss with you the composition of a joint Board

Messrs. Obus, Goldsmith and Harris
June 25, 2007

slate. Your June 26 deadline for mutual agreement on a Board slate proposal is simply not workable. Several of our directors are currently out of the country and, despite modern communications, are not easily accessible and available to participate in the necessary Board deliberations.
     For your information, the Board has set July 25, 2007, as the record date for this year’s annual meeting of stockholders, which will be held within 60 days of such date.

Very truly yours,
/s/ John H. Dalton
John H. Dalton
Chairman of the Board of Directors

SECURITY HOLDERS ARE ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT WITH RESPECT TO ITS 2007 ANNUAL MEETING WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE MATTERS DISCUSSED IN THIS LETTER. INVESTORS CAN OBTAIN THE COMPANY’S PROXY STATEMENT WHEN AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT THE COMMISSION’S WEB SITE, WWW.SEC.GOV, OR FROM THE COMPANY AT 700 LIBERTY AVENUE, UNION, NJ 07083.
THE ORIGINAL SOLICITATION OF PROXIES BY THE COMPANY BY MEANS OF THE TRANSMITTAL OF ITS PROXY STATEMENT MAY BE SUPPLEMENTED BY TELEPHONE AND PERSONAL SOLICITATION BY COMPANY DIRECTORS, OFFICERS AND EMPLOYEES. THE COMPANY HAS ENGAGED D.F. KING & CO. TO ASSIST IN THE SOLICITATION OF PROXIES. IN ADDITION, THE COMPANY MAY REQUEST BANKS AND BROKERS TO SOLICIT THEIR CUSTOMERS WHO BENEFICIALLY OWN COMMON STOCK LISTED OF RECORD IN NAMES OF NOMINEES.